Exhibit 5.1

April 25, 2025

Replimune Group, Inc.

500 Unicorn Park Drive

Suite 303

Woburn, MA 01801

Re:	Replimune Group, Inc., Registration Statement on Form S-8 Filed on April 25, 2025

Ladies and Gentlemen:

We have acted as counsel to Replimune Group, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the offer and sale of 1,504,325 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including (i) 98,450 shares of Common Stock issuable upon the vesting and exercise of non-qualified stock options (the “Options”), (ii) 155,875 shares of Common Stock issuable upon the vesting and settlement of restricted stock units (the “RSUs”) and (iii) 1,250,000 shares of Common Stock under the Company’s 2025 Inducement Grant Incentive Compensation Plan (the “Inducement Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Third Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors and the committees thereof relating to the Registration Statement, (iv) the form of Inducement Stock Option Grant Agreement pursuant to which the Options were granted (the “Inducement Option Agreements”), (v) the form of Inducement Restricted Stock Unit Award Agreement pursuant to which the RSUs were granted (the “Inducement RSU Agreements”) (vi) the Inducement Plan and (vii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Inducement Option Agreements, the Inducement RSU Agreements and the Inducement Plan, as applicable, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP